Camber Energy, Inc. - S-3

Exhibit 3.9

CERTIFICATE OF FORMATION

OF

CAMBER PERMIAN LLC

The undersigned person, acting as organizer of a limited liability company (“Company”) under the Texas Business Organizations Code (as amended, the “TBOC”), hereby adopts the following Certificate of Formation for the Company:

Article I

NAME

The name of the Company is Camber Permian LLC.

Article II

ENTITY

The filing entity being formed is a limited liability company.

Article III

PURPOSE

The purpose for which the Company is organized is for the transaction of any and all lawful business for which limited liability companies may be organized under the TBOC, except as may be otherwise provided in the company agreement of the Company.

Article IV

DURATION

The period of the duration of the Company is perpetual.

Article V

INITIAL REGISTERED OFFICE AND AGENT

The Company’s initial registered agent Anthony C. Schnur, and the mailing address of its registered office is 450 Gears Road, Suite 780, Houston, Texas 77067.

Article VI

ORGANIZER

The name and address of the organizer is as follows:

Anthony C. Schnur 450 Gears Road, Suite 780 Houston, Texas 77067

Article VII

MEMBERS

The Company shall be managed by its members. The name and address of the initial member of the Company is:

Name	Address
Lucas Energy, Inc.	450 Gears Road, Suite 780 Houston, Texas 77067

Article VIII

LIMITATION OF MEMBER AND OFFICER LIABILITY

To the greatest extent permitted by applicable law in effect from time to time, no officer, member, former officer, or former member (each, an “Indemnified Person”) shall be liable to the Company or its members for monetary damages for an act or omission in the Indemnified Person’s capacity as an officer or member except to the extent that the Indemnified Person is found to be liable under applicable law for: (i) breach of the Indemnified Person’s duty of loyalty, if any, to the Company or its members, (ii) an act or omission not committed in good faith that constitutes a breach of duty of the Indemnified Person to the Company, (iii) an act or omission not committed in good faith that constitutes a breach of duty owed by the Indemnified Person to the Company or its members, (iv) willful or intentional misconduct in the performance of the Indemnified Person’s duty to the Company or (v) a transaction from which the Indemnified Person received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the Indemnified Person’s duties. If the applicable law is hereafter amended to authorize the further elimination or limitation of the liability of an officer or member of a limited liability company, then the liability of an Indemnified Person shall be eliminated or limited to the fullest extent permitted by the applicable law as so amended. No amendment to, or repeal of, this provision will apply to or have any affect on the limited or alleged liability of any Indemnified Person for or with respect to any acts or omissions of the Indemnified Person occurring prior to such amendment or repeal.

Article IX

INDEMNIFICATION AND INSURANCE

The Company shall indemnify an Indemnified Person to the same extent that a corporation is permitted to indemnify a governing person, former governing person, or delegate under the TBOC, as well as to the same extent that indemnification is required under the TBOC for a governing person, former governing person, or delegate of a corporation. The reasonable expenses incurred by an Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding to the fullest extent permitted under the TBOC. The Company shall pay or reimburse reasonable expenses incurred by an Indemnified Person in connection with such person’s appearance as a witness or other participation in a proceeding at a time when such person is not a respondent in the proceeding. Such indemnification shall not be deemed exclusive of any other rights to which such Indemnified Person may be entitled, under any company agreement, other agreement, vote of members or disinterested members, or otherwise, both as to actions taken in its official capacity and as to actions in another capacity while holding such position or office, and shall inure to the benefit of the heirs, executors and administrators of such person. The Company shall have the power to enter into agreements providing for indemnification by the Company of Indemnified Persons or delegates from and against any and all expenses, liabilities or other matters. The member may purchase, on behalf of the Company, such liability, indemnification and/or other similar insurance as member, in its sole discretion, shall determine is necessary or appropriate from time to time. No amendment, modification, or repeal of this provision will apply to or adversely affect any right or protection of any Indemnified Person hereunder for or with respect to any acts or omissions of the Indemnified Person occurring prior to such amendment, modification or repeal.

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IN WITNESS WHEREOF, the undersigned, being the organizer designated in Article VI, executes this Certificate of Formation subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

ORGANIZER:

/s/ Anthony C. Schnur
Anthony C. Schnur
Dated: December 30, 2016